Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Paul Carousso

(914) 595-8218

VISANT CORPORATION ANNOUNCES 2014 FIRST QUARTER RESULTS

ARMONK, NY, May 12, 2014 - VISANT CORPORATION today announced results for its first fiscal quarter ended March 29, 2014, including consolidated net sales of $243.6 million, compared to $244.9 million for its first fiscal quarter ended March 30, 2013. Visant reported a consolidated net loss of $9.9 million for the first fiscal quarter of 2014, compared to a consolidated net loss of $14.9 million for the first fiscal quarter of 2013. Visant’s consolidated Adjusted EBITDA (defined in the accompanying summary of financial data) was $45.9 million for the first fiscal quarter of 2014, a decrease of $2.1 million, compared to consolidated Adjusted EBITDA of $48.0 million for the first fiscal quarter of 2013.

Net sales for the Scholastic segment were $139.1 million for the first fiscal quarter of 2014 compared to $145.6 million for the first fiscal quarter of 2013. This decrease was primarily attributable to lower volume in our jewelry and announcement products.

Net sales for the Memory Book segment were $5.4 million for the first fiscal quarter of 2014 compared to $5.6 million for the first fiscal quarter of 2013. This slight decrease was primarily attributable to lower volume.

Net sales for the Marketing and Publishing Services segment for the first fiscal quarter of 2014 increased $5.4 million to $99.3 million from $93.9 million for the first fiscal quarter of 2013. This increase included sales attributable to the Company’s acquisition of SAS Carestia (“Carestia”), a leader in fragrance sampling in Europe, which closed on July 1, 2013. Excluding the impact attributable to the acquisition of Carestia, sales decreased slightly compared to the first fiscal quarter of 2013, primarily due to lower revenue in our direct mail operations, offset by higher organic revenues from our base sampling operations and our publishing services operations.

Adjusted EBITDA for the Scholastic segment decreased $3.7 million to $30.9 million for the first fiscal quarter of 2014, compared to $34.6 million for the first fiscal quarter of 2013, primarily due to lower volume in our jewelry and announcement products.

Adjusted EBITDA for the Memory Book segment for the first fiscal quarter of 2014 was a loss of $5.4 million compared to a loss of $5.1 million for the first fiscal quarter of 2013. This decrease in Adjusted EBITDA was primarily due to lower sales volume.

The Marketing and Publishing Services segment reported Adjusted EBITDA of $20.5 million for the first fiscal quarter of 2014 compared to $18.6 million for the first fiscal quarter of 2013. This increase was due to the impact of the Carestia acquisition and higher revenues from our base sampling operations and our publishing services operations.

Consolidated Indebtedness

As of March 29, 2014, Visant’s consolidated debt, comprised of the outstanding indebtedness under its senior secured credit facilities and its 10.00% senior notes due 2017, was $1,883.6 million, including $6.5 million of capital lease and equipment financing obligations and exclusive of original issue discount of $11.0 million related to the term loan under the senior secured credit facilities. Visant’s cash position as of March 29, 2014 totaled $122.9 million.

The Company had accrued approximately $51.8 million of interest under its senior notes and senior secured credit facilities as of March 29, 2014. This amount was paid following the end of the first fiscal quarter.

Visant has provided a reconciliation of net income to Adjusted EBITDA and EBITDA to Adjusted EBITDA in the accompanying summary of financial data.

Supplemental data has also been provided for Visant’s three segments: Scholastic, Memory Book and Marketing and Publishing Services.

CONFERENCE CALL

The Company’s regular quarterly conference call concerning the 2014 first quarter results will be webcast live today at 10:00 a.m. Eastern Time on the Investor Information section of Visant’s website at www.visant.net.

ABOUT OUR COMPANY

Visant is a leading marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance, cosmetic and personal care sampling and packaging, and educational and trade publishing segments.

The Company has three reportable segments:

Scholastic - provides services in conjunction with the marketing, sale and production of class rings and an array of graduation products and other scholastic affinity products to students and administrators primarily in high schools, colleges and other post-secondary institutions.

Memory Book - provides services in conjunction with the publication, marketing, sale and production of school yearbooks, memory books and related products that help people tell their stories and chronicle important events.

Marketing and Publishing Services - provides services in conjunction with the development, marketing, sale and production of multi-sensory and interactive advertising sampling systems and packaging, primarily for the fragrance, cosmetic and personal care segments, and provides innovative products and related services to the direct marketing sector. The group also produces book components primarily for the educational and trade publishing segments.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements including, without limitation, statements concerning the conditions in our industry, expectations with respect to future cost savings, our operations, our economic performance and financial condition, including, in particular, statements relating to our business and growth strategy and product development efforts. These forward-looking statements are not historical facts, but rather predictions and generally can be identified by use of statements that include such words as “may”, “might”, “will”, “should”, “estimate”, “project”, “plan”, “anticipate”, “expect”, “intend”, “outlook”, “believe” and other similar expressions that are intended to identify forward-looking statements and information. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. These risks and uncertainties include, without limitation, those identified under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 28, 2013.

The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements: our substantial indebtedness and our ability to service the indebtedness; our ability to implement our business strategy in a timely and effective manner; competitive factors and pressures; our ability to consummate acquisitions and dispositions on acceptable terms and to integrate acquisitions successfully and to achieve anticipated synergies; global market and economic conditions; levels of customers’ advertising and marketing spending, including as may be impacted by economic factors and general market conditions; fluctuations in raw material prices; our reliance on a limited number of suppliers; the seasonality of our businesses; developments in technology and related changes in consumer behavior; the loss of significant customers or customer relationships; Jostens’ reliance on independent sales representatives; our reliance on numerous complex information systems and associated security risks; the amount of capital expenditures required at our businesses; risks associated with doing business outside the United States; the reliance of our businesses on limited production facilities; actions taken by the U.S. Postal Service and changes in postal standards and their effect on our marketing services business, including as such changes may impact competition for our sampling systems; labor disturbances; environmental obligations and liabilities; adverse outcome of pending or threatened litigation; the enforcement of intellectual property rights; the impact of changes in applicable law and regulations, including tax legislation; the application of privacy laws and other related obligations and liabilities for our business; control by our stockholders; changes in market value of the securities held in our pension plans; and our dependence on members of senior management.

We caution you not to place undue reliance on these forward-looking statements, and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date they are made, are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. We undertake no obligation to update publicly or revise any forward-looking statements in light of new information, future events or otherwise, except as required by law. Comparisons of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

The information presented in this release contains financial measures other than in accordance with generally accepted accounting principles and should not be considered in isolation from or as a substitute for the company’s historical consolidated financial statements. The company presents this information because management uses it to monitor and evaluate the company’s ongoing operating results and trends, and the covenants in its debt agreements are tied to these measures. The company believes this information provides investors with an understanding of the company’s operating performance over comparative periods.

VISANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended
	March 29,	March 30,
In thousands	2014	2013
Net sales	$243,594	$244,936
Cost of products sold	122,021	120,892

Gross profit	121,573	124,044
Selling and administrative expenses	97,142	110,097
(Gain) loss on disposal of fixed assets	(203)	23
Special charges (1)	1,747	857

Operating income	22,887	13,067
Interest expense, net	38,795	39,380

Loss before income taxes	(15,908)	(26,313)
Benefit from income taxes	(6,007)	(11,378)

Net loss	$(9,901)	$(14,935)

Adjusted EBITDA (2)	$45,932	$48,017

Adjusted EBITDA Reconciliation:
In thousands
Net loss	$(9,901)	$(14,935)
Interest expense, net	38,795	39,380
Benefit from income taxes	(6,007)	(11,378)
Depreciation and amortization expense	16,809	26,155

EBITDA	39,696	39,222

Special charges (1)	1,747	857
(Gain) loss on disposal of fixed assets	(203)	23
Stock-based compensation (3)	383	(128)
Non-recurring employment-related expenses (4)	5	5,929
Other (5)	4,304	2,114

Adjusted EBITDA (2)	$45,932	$48,017

(1)	Special charges for the first fiscal quarter ended March 29, 2014 included $0.8 million, $0.5 million and $0.2 million of severance and related benefits associated with reductions in force in the Scholastic, Marketing and Publishing Services and Memory Book segments, respectively. Also included in special charges for the three months ended March 29, 2014 were $0.3 million of non-cash asset impairment charges associated with facility consolidations in the Scholastic segment.

Special charges for the first fiscal quarter ended March 30, 2013 included $0.4 million, $0.3 million and $0.2 million of severance and related benefits associated with reductions in force in the Memory Book, Scholastic and Marketing and Publishing Services segments, respectively.

(2)

Adjusted EBITDA is defined as net income plus net interest expense, income taxes, depreciation and amortization, excluding certain non-recurring items. Adjusted EBITDA excludes certain items that are also excluded for purposes of calculating required covenant ratios and compliance under the indenture governing our outstanding 10.00% senior notes and our senior secured credit facilities. As such, Adjusted EBITDA is a material component of these covenants. Non-compliance with the financial ratio maintenance covenants contained in our senior secured credit facilities could result in the requirement to immediately repay all amounts outstanding under such facilities, while non-compliance with the debt incurrence ratio contained in the indenture governing the senior notes would prohibit Visant and its restricted subsidiaries from being able to incur additional indebtedness other than pursuant to specified exceptions. Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles in the United States of America (GAAP), is not a measure of financial condition or profitability and should not be considered as an alternative to (a) net income (loss) determined in accordance with GAAP or (b) operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.
(3)	Reflects amounts included in selling and administrative expenses in connection with the recognition by Visant Corporation of stock-based compensation expense.
(4)	Reflects amounts included in selling and administrative expenses for non-recurring employment expenses related to certain executive transitions.
(5)	Other charges for the quarter ended March 29, 2014 included $3.0 million of acquisition-related costs, $1.0 million of management fees and $0.3 million of other costs that are non-recurring in nature.

Other charges for the quarter ended March 30, 2013 included $0.7 million of costs related to the relocation of certain manufacturing equipment and consolidation of certain facilities in the Memory Book segment, $0.9 million of management fees and $0.4 million of other costs that are non-recurring in nature.

VISANT CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DATA (UNAUDITED)

	Three months ended
	March 29,	March 30,
In thousands	2014	2013	$ Change	% Change
Net sales
Scholastic	$139,113	$145,574	$(6,461)	(4.4%)
Memory Book	5,383	5,634	(251)	(4.5%)
Marketing and Publishing Services	99,342	93,892	5,450	5.8%
Inter-segment eliminations	(244)	(164)	(80)	NM

	$243,594	$244,936	$(1,342)	(0.5%)

Adjusted EBITDA
Scholastic	$30,888	$34,558	$(3,670)	(10.6%)
Memory Book	(5,437)	(5,099)	(338)	(6.6%)
Marketing and Publishing Services	20,481	18,558	1,923	10.4%

	$45,932	$48,017	$(2,085)	(4.3%)

Adjusted EBITDA margin	18.9%	19.6%

NM = not meaningful